JPMORGAN TRUST I
JPMORGAN TRUST II
UNDISCOVERED MANAGERS FUNDS
JPMORGAN INSURANCE TRUST
J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.
J.P. MORGAN MUTUAL FUND GROUP
J.P. MORGAN MUTUAL FUND INVESTMENT TRUST
JPMORGAN INSTITUTIONAL TRUST
PACHOLDER HIGH YIELD FUND, INC.
J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.
J.P. MORGAN ACCESS MULTI-STRATEGY FUND II
(each a Trust, collectively, the Trusts)

Secretary's Certificate

The undersigned hereby certifies that he is the Secretary of the Trusts; that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by unanimous written consent of the members of the Board of Trustees/Directors of the Trusts, including a majority of the Trustees/Directors who are not interested persons of the Trusts (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended) on the 19th day of January, 2012, and that said resolutions are in full force and effect:

       WHEREAS, at the June 2011 meeting, the Board of Trustees approved the addition of J.P. Morgan Access Multi-Strategy Fund II to the Fidelity Bond written by St. Paul Fire and Marine Insurance Company (the "Bond") covering JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust, JPMorgan Institutional Trust, J.P. Morgan Access Multi-Strategy
Fund, L.L.C. and Pacholder High Yield Fund, Inc. in the amount of
 $14,350,000;

       WHEREAS, based on the assets of the JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust, JPMorgan Institutional Trust, J.P. Morgan Access Multi-Strategy Fund, L.L.C, J.P. Morgan Access Multi-Strategy Fund II, and Pacholder High Yield Fund, Inc. (collectively, the "Trusts") as of December 29, 2011, the officers of the Trusts have determined that the amount of the Bond should be increased to $15,525,000; and

       WHEREAS, the Trustees desire to approve and ratify the Bond provided by St. Paul Fire and Marine Insurance Company on January 5, 2012 in the amount of $15,525,000 and authorize the filing of the Bond with the Securities and Exchange Commission;

       RESOLVED, that it is the finding of the Trustees of the Trusts and separately the finding of the Independent Trustees that the Bond in the aggregate amount of $15,525,000, covering, among others, officers and employees of the Trusts, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of each of the funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trusts, and the nature of the securities in the funds' portfolios; and

       FURTHER RESOLVED, that the premium to be paid by the Trusts under the Bond be, and hereby is, approved by the Trustees and separately by the Independent Trustees after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond, the amount of the premium of the Bond, the ratable allocation of the premium among all persons named as insureds, and the extent to which the share of the premium allocated to each Trust under the Bond is no more than the premium that such Trust would have had to pay had it maintained a single insured bond; and

       FURTHER RESOLVED, that the Bond and the premium to be paid be, and hereby are, approved by a vote of a majority of the Trustees and separately by the Independent Trustees; and

       FURTHER RESOLVED, that the officers of the Trusts be, and each of them hereby is, authorized and directed to enter into an agreement on behalf among the Trusts, in substantially the form furnished to the Trustees, as required by Rule 17g-1, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Trust and also by one or more of the other named insureds, that Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of the aforementioned Rule 17g-1; and

       FURTHER RESOLVED, that the appropriate officers of the Trusts be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and

       FURTHER RESOLVED, that the Secretary of the Trusts shall file the Bond with the Securities and Exchange Commission and give notice required under paragraph (g) of the aforementioned Rule 17g-1; and

       FURTHER RESOLVED, that the appropriate officers of Trusts be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of Trusts and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

Dated this 26th day of January, 2012


/s/ Frank J. Nasta
    ________________
     Frank J Nasta
     Secretary